ION Reports Strong Fourth Quarter and Full Year 2012 Results
Fourth Quarter EPS of $0.17; Full Year EPS of $0.39, up 160%

HOUSTON, TX – February 13, 2013 – ION Geophysical Corporation (NYSE: IO) today reported fourth quarter 2012 revenues of $173.1 million, an 8% increase from revenues of $159.9 million in fourth quarter 2011. Fourth quarter 2012 net income increased to $26.8 million, or $0.17 per diluted share, compared to net income of $12.0 million, or $0.08 per diluted share in fourth quarter 2011. Adjusted EBITDA increased 6% to $62.7 million compared to $59.0 million in fourth quarter 2011.
For full year 2012, ION reported a 16% increase in revenues to $526.3 million, compared to $454.6 million in 2011. 2012 net income was $62.0 million, or $0.39 per diluted share, compared to net income of $23.4 million, or $0.15 per diluted share, in 2011. Excluding special items as described below, 2012 net income was $61.6 million, or $0.39 per diluted share, versus 2011 net income of $34.6 million, or $0.22 per diluted share.
Brian Hanson, the Company's President and Chief Executive Officer, commented, "We are pleased with the results we delivered in the fourth quarter and full year 2012. We continue to benefit from our investment in multi-client data libraries, generating solid growth in both new venture and data library revenues.
"Our GeoVentures division had another strong fourth quarter, delivering record revenues for both the quarter and the year, driven by increases in library sales and new venture projects. We completed acquisition of several new marine programs in the Arctic and offshore Latin America, and a land program in Europe. We also commenced acquisition of a new marine program offshore Australia. With our new activity and our existing portfolio of library programs, we are well positioned for upcoming licensing rounds anticipated in and around Brazil, Australia, East Africa, and Greenland.
"Our data processing business remains strong, achieving record revenues for the fourth quarter and for the year. We're benefiting from our international expansion and a healthy Gulf of Mexico market. Additionally, our new WiBand™ broadband solution continues to gain momentum with several projects underway both in the Gulf of Mexico and internationally that have WiBand in the work-flow, or have a high potential to utilize WiBand. Our investments in data processing infrastructure continue to pay off and we look forward to another strong year in 2013 for this business.

"Our Software business achieved record revenues in 2012, driven by healthy Orca® and Gator® software sales during the quarter. We also continued to experience solid growth in our on-board acquisition optimization services business.
"Our Systems segment experienced a year-over-year decline in revenues due to a large 12-streamer sale in fourth quarter 2011 that was not replicated in 2012. We continue to reposition this segment for new ocean-bottom product launches in 2013, such as our next generation VSO system, Calypso™."
FOURTH QUARTER 2012
Total revenues for the fourth quarter of 2012 increased 8% to $173.1 million, compared to $159.9 million a year ago. Solutions segment revenues increased 45% over the same period in 2011; Software segment revenues increased by 16%; while Systems segment revenues declined by 39%.
Solutions segment revenues increased to $121.1 million in fourth quarter 2012, compared to $83.4 million a year ago, driven primarily by an 83% increase in new ventures activity, a 19% growth in data library sales, and 27% growth in the data processing business.
Software segment sales were $10.7 million compared to $9.2 million in fourth quarter 2011. Excluding foreign currency effects, Software segment revenues increased 14% due primarily to increased demand for the Company's Orca and Gator software and onboard acquisition optimization services.
Systems segment sales declined to $41.4 million from $67.3 million in fourth quarter 2011, principally due to the impact of the 12-streamer system sold in fourth quarter 2011 that was not replicated in 2012.
Excluding the impact of special items, consolidated gross margins during the fourth quarter increased to 43% from 40% in fourth quarter 2011. The gross margin improvement was driven primarily by revenue growth and profitability improvement in the Solutions segment. Excluding the impact of special items, fourth quarter operating expenses as a percentage of revenues were 21% compared to 18% in fourth quarter 2011, while consolidated operating margins were relatively flat.
The Company's effective tax rate during the fourth quarter was 27.3% compared to 30.7% in fourth quarter 2011. The decrease in the effective tax rate was primarily due to a release of a valuation allowance related to U.S. deferred tax assets.

The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company's share of INOVA Geophysical's third quarter 2012 financial results is included in the Company's fourth quarter results. For third quarter 2012, INOVA Geophysical reported revenues of $25.1 million, down 7% from $27.0 million in third quarter 2011. INOVA Geophysical reported a net loss of $8.7 million for third quarter 2012, compared to a net loss of $25.3 million in third quarter 2011. The Company recognized losses on its INOVA equity investment of approximately $4.3 million in its fourth quarter 2012 compared to a loss of $13.0 million for the prior year period. For the full year, INOVA was modestly profitable as anticipated.
The Company's total cash and cash equivalents were $61.0 million as of December 31, 2012. Additionally, the Company had $77.7 million of unused capacity under its $175 million credit facility as of December 31, 2012.
FULL YEAR 2012
Total revenues for 2012 increased 16% to $526.3 million compared to $454.6 million in 2011, with year-over-year growth driven by the Company's Solutions and Software business segments.
Solutions segment revenues for 2012 increased 33% to $351.3 million primarily as a result of data processing growth, a 50% increase in new venture revenues, and a 15% increase in library sales. Software segment revenues for 2012 increased 13% while Systems segment revenues for 2012 decreased 14%.
The Company's effective tax rate during 2012 was 27.5%, compared to 29.2% in 2011. The decrease in the effective tax rate was primarily due to a 2012 release of a valuation allowance related to U.S. deferred tax assets.
Results for 2012 include several special items incurred in the fourth quarter totaling $0.4 million net income impact, net of taxes. The special items consisted primarily of a $12.8 million pre-tax charge for a write down of marine equipment and bad debt reserves, and a $19.0 million pre-tax gain on legal settlements. Excluding the impact of special items, consolidated gross margins for 2012 increased to 41% compared to 38% in 2011, and consolidated operating margins for 2012 increased to 17% from 15% in 2011.
OUTLOOK
Greg Heinlein, the Company's Chief Financial Officer, commented, “We delivered another solid quarter with revenues up 8% year over year, and up 31% when adjusting for the large streamer sale in the same period of 2011. While we had a few off-setting, one-time items this quarter, diluted EPS for the full year grew 160% year-over-year.
"Our 2012 operating expenses were impacted by nearly $9 million of legal expenses related primarily to two lawsuits. We expect our legal expenses to be at more normal levels in 2013.
“Based on our market outlook and robust pipeline, in 2013, we will continue to invest in each of our business segments, particularly in marketing and sales, data processing and interpretation personnel, hardware and software, as well as research and development around new marine technologies. In 2013, we anticipate investing between $140 and $160 million in our multi-client data libraries. We estimate interest expense for 2013 to be between $4 and $7 million and our effective tax rate to be between 25% and 30%.
"Exploration budgets are forecasted to grow significantly in 2013, and the seismic industry continues to show capital discipline. We expect those trends to benefit ION further in 2013 across each of our segments."

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, February 14, 2013, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website at 9:00 a.m. Eastern time. To participate in the conference call, dial 480-629-9866 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 28, 2013. To access the replay, dial 303-590-3030 and use pass code 4592368#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION's offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
Greg Heinlein
Chief Financial Officer
+1.281.552.3011

Jack Lascar
DRG&L
+1.713.529.6600

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation, including the lawsuit brought by WesternGeco; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical joint venture; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2012.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Service revenues	$122,082	$84,011	$354,583	$265,586
Product revenues	50,988	75,872	171,734	189,035
Total net revenues	173,070	159,883	526,317	454,621
Cost of services	69,432	45,877	219,324	177,956
Cost of products	30,894	49,389	91,192	103,220
Gross profit	72,744	64,617	215,801	173,445
Operating expenses:
Research, development and engineering	8,544	6,499	34,080	24,569
Marketing and sales	11,078	8,190	35,240	31,269
General, administrative and other operating expenses	28,259	16,500	71,954	50,812
Total operating expenses	47,881	31,189	141,274	106,650
Income from operations	24,863	33,428	74,527	66,795
Interest expense, net	(1,146)	(1,600)	(5,265)	(5,784)
Equity in earnings (losses) of INOVA Geophysical	(4,264)	(13,018)	297	(22,862)
Other income (expense)	17,851	(1,144)	17,124	(3,447)
Income before income taxes	37,304	17,666	86,683	34,702
Income tax expense	10,191	5,420	23,857	10,136
Net income	27,113	12,246	62,826	24,566
Net income attributable to noncontrolling interests	53	105	489	208
Net income attributable to ION	27,166	12,351	63,315	24,774
Preferred stock dividends	338	338	1,352	1,352
Net income applicable to common shares	$26,828	$12,013	$61,963	$23,422
Net income per share:
Basic	$0.17	$0.08	$0.40	$0.15
Diluted	$0.17	$0.08	$0.39	$0.15
Weighted average number of common shares outstanding:
Basic	156,107	155,292	155,801	154,811
Diluted	163,016	162,132	162,765	156,090

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$60,971	$42,402
Short-term investments	—	20,000
Accounts receivable, net	127,136	130,612
Unbilled receivables	89,784	25,628
Inventories	70,675	70,145
Prepaid expenses and other current assets	25,605	13,460
Total current assets	374,171	302,247
Deferred income tax asset	28,414	17,645
Property, plant, equipment and seismic rental equipment, net	33,772	24,771
Multi-client data library, net	230,315	175,768
Investment in INOVA Geophysical	73,925	72,626
Goodwill	55,349	53,963
Intangible assets, net	14,841	17,716
Other assets	9,796	9,322
Total assets	$820,583	$674,058
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,496	$5,770
Accounts payable	28,688	22,296
Accrued expenses	124,095	61,384
Accrued multi-client data library royalties	26,300	15,318
Deferred revenue	26,899	33,802
Total current liabilities	209,478	138,570
Long-term debt, net of current maturities	101,832	99,342
Other long-term liabilities	8,131	7,719
Total liabilities	319,441	245,631
Redeemable noncontrolling interests	2,123	2,615
Stockholders’ equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,564	1,555
Additional paid-in capital	848,669	843,271
Accumulated deficit	(360,297)	(423,612)
Accumulated other comprehensive loss	(11,886)	(16,193)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	498,485	425,456
Noncontrolling interests	534	356
Total equity	499,019	425,812
Total liabilities and equity	$820,583	$674,058

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$62,826	$24,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	16,202	13,917
Amortization of multi-client data library	89,080	77,317
Stock-based compensation expense	6,598	6,344
Equity in (earnings) losses of INOVA Geophysical	(297)	22,862
Write-down of marine equipment	5,928	—
Write-down of investments	556	1,312
Deferred income taxes	3,686	(8,131)
Excess tax benefit from stock-based compensation	(193)	(3,294)
Change in operating assets and liabilities:
Accounts receivable	4,006	(52,955)
Unbilled receivables	(64,156)	44,962
Inventories	(7,039)	(6,641)
Accounts payable, accrued expenses and accrued royalties	61,873	(7,546)
Deferred revenue	(6,957)	15,957
Other assets and liabilities	(3,032)	1,314
Net cash provided by operating activities	169,081	129,984
Cash flows from investing activities:
Investment in multi-client data library	(145,627)	(143,782)
Purchase of property, plant and equipment	(14,877)	(11,060)
Investment in seismic rental equipment	(1,773)	—
Maturity (net purchases) of short-term investments	20,000	(20,000)
Investment in convertible notes	(2,000)	(6,500)
Other investing activities	—	(280)
Net cash used in investing activities	(144,277)	(181,622)
Cash flows from financing activities:
Borrowings under revolving line of credit	148,250	—
Repayments under revolving line of credit	(51,000)	—
Payments on notes payable and long-term debt	(101,702)	(6,145)
Payment of preferred dividends	(1,352)	(1,352)
Proceeds from employee stock purchases and exercise of stock options	807	13,105
Excess tax benefit from stock-based compensation	193	3,294
Contribution from noncontrolling interests	212	961
Other financing activities	(1,862)	(59)
Net cash provided by (used in) financing activities	(6,454)	9,804
Effect of change in foreign currency exchange rates on cash and cash equivalents	219	(183)
Net increase (decrease) in cash and cash equivalents	18,569	(42,017)
Cash and cash equivalents at beginning of period	42,402	84,419
Cash and cash equivalents at end of period	$60,971	$42,402

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenues:
Solutions:
New Venture	$55,991	$30,516	$147,346	$98,335
Data Library	32,826	27,470	88,085	76,332
Total multi-client revenues	88,817	57,986	235,431	174,667
Data Processing	32,233	25,434	115,834	88,783
Total	$121,050	$83,420	$351,265	$263,450
Systems:
Towed Streamer	$30,709	$51,453	$77,769	$111,453
Ocean Bottom	1,719	451	14,823	960
Other	8,929	15,381	39,404	40,591
Total	$41,357	$67,285	$131,996	$153,004
Software:
Software Systems	$9,631	$8,587	$39,738	$36,031
Services	1,032	591	3,318	2,136
Total	$10,663	$9,178	$43,056	$38,167
Total	$173,070	$159,883	$526,317	$454,621
Gross profit:
Solutions	$51,919	$37,541	$132,950	$84,647
Systems	13,013	20,357	50,790	61,109
Software	7,812	6,719	32,061	27,689
Total	$72,744	$64,617	$215,801	$173,445
Gross margin:
Solutions	43%	45%	38%	32%
Systems	31%	30%	38%	40%
Software	73%	73%	74%	73%
Total	42%	40%	41%	38%
Income from operations:
Solutions	$39,208	$27,868	$88,589	$50,620
Systems	(5,938)	11,043	10,132	33,034
Software	6,582	6,054	28,129	24,463
Corporate and other	(14,989)	(11,537)	(52,323)	(41,322)
Total	$24,863	$33,428	$74,527	$66,795
Operating margin:
Solutions	32%	33%	25%	19%
Systems	(14)%	16%	8%	22%
Software	62%	66%	65%	64%
Corporate and other	(9)%	(7)%	(10)%	(9)%
Total	14%	21%	14%	15%

Reconciliation of Adjusted EBITDA to Net Income
(Non-GAAP Measure)
(In thousands)
(Unaudited)
Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net Income	$27,113	$12,246	$62,826	$24,566
Interest expense, net	1,146	1,600	5,265	5,784
Income tax expense	10,191	5,420	23,857	10,136
Depreciation and amortization expense	26,839	25,419	105,282	91,234
Equity in (earnings) losses of INOVA Geophysical	4,264	13,018	(297)	22,862
Gain on legal settlement	(19,000)	—	(19,000)	—
Write-down of marine equipment	5,928	—	5,928	—
Write-down of bad debt	5,640	—	5,640	—
Write-down of investments	556	1,312	556	1,312
Adjusted EBITDA	$62,677	$59,015	$190,057	$155,894